Exhibit 10.1

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”), dated as of November 15, 2010, is by and among Obagi Medical Products, Inc., a Delaware corporation (the “Company”), Stonington Capital Appreciation 1994 Fund, L.P., a Delaware limited partnership (“Stonington”), and The Zein and Samar Obagi Family Trust (the “Obagi Trust,” and together with Stonington, the “Selling Stockholders”).

Recitals

        A.    Whereas, as of the date hereof, Stonington is the holder of record of 4,722,285 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), which constitutes approximately 21.4% of the issued and outstanding shares of Common Stock, and the Obagi Trust is the holder of record of 1,524,869 shares of Common Stock, which constitutes approximately 6.9% of the issued and outstanding shares of Common Stock.

        B.    Whereas, pursuant to Section 2.1 of that certain Investors’ Rights Agreement, dated as of December 2, 1997, as amended, among the Company and the Selling Stockholders (the "Investors’ Rights Agreement"), the Selling Stockholders have requested that the Company register the resale of certain of their shares of Common Stock pursuant to a registration statement on Form S-1 (the "Registration Statement");

        C.    Whereas, the Company, the Selling Stockholders and Stifel Nicolaus & Company, Incorporated  (the “Underwriter”) intend to enter into an agreement pursuant to which the Selling Stockholders will sell certain shares of Common Stock (the “Underwritten Shares”) to the Underwriter (the “Underwriting Agreement”); and

        D.    Whereas, in addition to selling the Underwritten Shares to the Underwriter pursuant to the Underwriting Agreement, each of the Selling Stockholders desires and voluntarily agrees to sell certain shares of Common Stock held by such Selling Stockholder to the Company, and the Company agrees to purchase such shares from the Selling Stockholders;

        NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

               1.    Purchase and Sale of the Shares; the Closing.

1.1    Purchase and Sale of Common Stock.    Subject to the consummation of the sale of the Underwritten Shares to the Underwriter pursuant to and in accordance with the Underwriting Agreement, and the other terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, the Selling Stockholders agree to sell to the Company, and the Company agrees to purchase from the Selling Stockholders $35.0 million worth of shares of Common Stock (the “Shares”) at the Closing. The allocation of the Shares to be sold by each Selling Stockholder at the Closing shall be pro rata based on the number of shares of Common Stock held of record by each as of the date hereof, and, accordingly, the Company shall purchase the following value of shares from each Selling Stockholder:

Selling Stockholder	Pro Rata Percentage of Shares Owned	Value of Shares to be Purchased from such Selling Stockholder
Stonington	75.59%	$26,456,500
Obagi Trust	24.41%	$8,543,500

The obligations of the Selling Stockholders to sell the Shares to the Company pursuant to the terms of this Agreement shall be several and not joint.

1.2    Purchase Price.     The “Per Share Purchase Price” for the Shares shall be equal to the price per share at which the Underwriter purchases the Underwritten Shares from the Selling Stockholders pursuant to the terms of the Underwriting Agreement; provided, however, that should the Per Share Purchase Price be greater than $13.00, then the Company shall not purchase the Shares hereunder.

1.3    The Closing.    Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) will take place at the offices of the Company, 3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806, on the third business day following the expiration of any prohibitions or restrictions on the Company's ability to purchase shares of its Common Stock pursuant to Regulation M, as promulgated by the SEC, 17 CFR § 242.100, et. seq., as may be amended from time to time, or such other day or location as the parties may mutually agree. It is anticipated that the Closing will take place on the third business day following the closing of the Underwriter’s purchase of the Underwritten Shares.  At the Closing, (a) the Selling Stockholders will deliver to the Company certificates representing the Shares to be purchased by the Company duly endorsed or accompanied by stock powers duly executed in blank and, if required, signature guarantees, and otherwise in form acceptable for transfer on the books of the Company (or shall deliver the Shares in such other manner as is reasonably agreed), and any such other documents as may be reasonably required to effect the transfer of the Shares to the Company and (b) the Company shall deliver the applicable pro rata portion of the purchase price to each of the Selling Stockholders by wire transfer of immediately available funds to one or more accounts specified by the Selling Stockholders. Each of the Selling Stockholders acknowledges that, unless there shall have been a default in payment by the Company of the Per Share Purchase Price for each Share being sold, such Selling Stockholder shall have no further rights whatsoever with respect to the Shares and the Selling Stockholder shall cease to be a stockholder of the Company with respect to such Shares.

2. Representations and Warranties of the Selling Stockholders.

In order to induce the Company to enter into this Agreement, each of the Selling Stockholders hereby represents and warrants to the Company, severally and not jointly, as follows:

2.1    Ownership of Shares.    Such Selling Stockholder is the beneficial owner of the number of issued and outstanding shares of Common Stock set forth in the recitals to this Agreement. The Shares to be sold to the Company by such Selling Stockholder when delivered to the Company shall be free and clear of any liens, encumbrances, equities or adverse claims, except for restrictions imposed by applicable securities laws and regulations or created by the

Company or this Agreement (collectively, “Liens”).  There are no restrictions on the transfer of such Shares imposed by any stockholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws. The delivery to the Company of the Shares pursuant to the provisions hereof will transfer to the Company valid title thereto, free and clear of any Liens whatsoever.

2.2    Authorization.    Such Selling Stockholder has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to the Company. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) principles of public policy, (b) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights generally (including, without limitation, fraudulent conveyance laws), and (c) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

2.3    No Violation; No Consent.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Selling Stockholder: (a) will not constitute a violation of any provision of any applicable statute, law, rule or regulation by which such Selling Stockholder or its properties are bound; (b) will not result in a material breach of or default under any material agreement or instrument to which such Selling Stockholder is a party or by which the Selling Stockholder or the Shares may be bound; (c) will not constitute a breach or violation of or default under any judgment, decree or order to which such Selling Stockholder is subject; (d) will not result in the creation or imposition of any Lien upon the Shares to be sold by such Selling Stockholder; and (e) will not require the consent of or notice to or filing with any governmental entity or any party to any contract, agreement or arrangement with such Selling Stockholder, other than any filings with the Securities and Exchange Commission required under the Securities and Exchange Act of 1934, as amended.

2.4    Brokerage.    There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Selling Stockholder.

2.5   Acknowledgment.    Except as expressly set forth herein, such Selling Stockholder acknowledges that the Company has not made, and is not making, any representation or warranty as to the business, assets, properties, condition (financial or otherwise), risks, results of operations, prospects or any other aspect of the operations of the Company. The Selling Stockholder has such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of the transactions contemplated hereunder. Such Selling Stockholder has adequate information and has made its own independent investigation concerning the business, assets, properties, condition (financial or otherwise), risks, results of operations, prospects of the Company to make an informed decision regarding sale of the Shares. In entering into this Agreement, such Selling Stockholder has relied solely upon its own investigation and analysis, without reliance upon any information from the Company or its affiliates, other than what is, and what the Company has made, publicly available.

2.6   Tax Matters.    Such Selling Stockholder has had the opportunity to review with its own tax advisors the federal, state and local tax consequences of the sale of the Shares by said

Selling Stockholder to the Company. The Selling Stockholder is relying solely upon itself and its advisors and not on any statements or representations of the Company, other than those explicitly contained herein. The Selling Stockholder understands that it (and not the Company) shall be responsible for its own tax liability, if any, that may arise as a result of the transactions contemplated in this Agreement.

                3. Representations and Warranties of the Company

In order to induce the Selling Stockholders to enter into this Agreement, the Company hereby represents and warrants as follows:

3.1    Organization and Corporate Power; Authorization.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. As of the Closing, the Company will have sufficient capital to purchase the Shares hereunder in compliance with Section 160 of the Delaware General Corporation Law. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been approved by a majority of the disinterested directors on the Board of Directors of the Company, having been advised by counsel, and have been otherwise duly authorized by all requisite action on the part of the Company. This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) principles of public policy, (b) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights generally (including, without limitation, fraudulent conveyance laws), and (c) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

3.2    No Violation; No Consent.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company (a) will not constitute a violation of any provision of any applicable statute, law, rule or regulation by which the Company  or its properties are bound; (b) will not result in a material breach of or default under any material agreement or instrument to which the Company is a party or by which the Company may be bound; (c) will not constitute a breach or violation of or default under any judgment, decree or order to which the Company is subject; and (d) will not require the consent of or notice to or filing with any governmental entity or any party to any contract, agreement or arrangement with the Company, other than any filings with the Securities and Exchange Commission required under the Securities and Exchange Act of 1934, as amended.

3.3    Brokerage.    Except for Oppenheimer & Co. Inc. whose fees and expenses have already been paid by the Company, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.4    Underwriting Agreement.  The representations and warranties of the Company contained in Section 3 of the Underwriting Agreement will be true and correct as of (a) the date of the Underwriting Agreement, (b) the date the Underwriters make payment for the Underwritten Shares, and (c) the Closing.

4. Conditions to the Company’s Obligations at the Closing

The obligations of the Company under Article 1 to purchase the Shares at the Closing from the Selling Stockholders are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Company in accordance with Section 7.4:

 4.1    Representations and Warranties.    The representations and warranties of the Selling Stockholders contained in Article 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

 4.2    Performance.    The Selling Stockholders shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

 4.3    Sale of Underwritten Shares.    The sale of the Underwritten Shares by the Selling Stockholders to the Underwriter shall have closed in accordance with the terms of the Underwriting Agreement and the Per Share Purchase Price shall be not greater than $13.00.

 4.4    Expiration of Regulation M Restrictions.    Any prohibitions or restrictions on the Company's ability to purchase shares of its Common Stock pursuant to Regulation M, as promulgated by the SEC, 17 CFR § 242.100 et. seq., as may be amended from time to time, shall have expired.

 4.5    No Prohibition.    No governmental authority shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Company's good faith efforts to cause such withdrawal.

        5.    Conditions to the Selling Stockholders' Obligations.

The obligations of the Selling Stockholders under Article 1 to sell the Shares to the Company at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Selling Stockholders in accordance with Section 7.4:

5.1    Representations and Warranties.    The representations and warranties of the Company contained in Article 3 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2    Performance.    The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

5.3    Sale of Underwritten Shares.    The sale of the Underwritten Shares by the Selling Stockholders to the Underwriter shall have closed in accordance with the terms of the Underwriting Agreement and the Per Share Purchase Price shall be not greater than $13.00.

5.4    Expiration of Regulation M Restrictions.    Any prohibitions or restrictions on the Company's ability to purchase shares of its Common Stock pursuant to Regulation M, as promulgated by the SEC, 17 CFR § 242.100, et. seq., as may be amended from time to time shall have expired.

5.5    No Prohibition.   No governmental authority shall have advised or notified the Selling Stockholders that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Selling Stockholders' good faith efforts to cause such withdrawal.

6.   Survival of Representations and Warranties.

Each of the representations and warranties in this Agreement shall survive the Closing. Each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any other documents or papers delivered in connection herewith.

7.    Miscellaneous.

7.1    Adjustments.    Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Company and the Selling Stockholder under this Agreement.

7.2    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

7.3    Assignment; Successors and Assigns.    None of the parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that such consent shall not be required in the event of a merger, acquisition or sale of substantially all of the assets of a party. Any purported assignment in derogation of the immediately foregoing sentence shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

 7.4    Entire Agreement; Amendment.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against who enforcement of any such amendment, change or waiver is sought.

7.5    Cooperation.    The Company and each of the Selling Stockholders shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

7.6    Termination.    The Company or each of the Selling Stockholders (as to such Selling Stockholder) may terminate this Agreement if: (a) the Company, the Selling Stockholders and the Underwriter have not entered into the Underwriting Agreement on or before November 19, 2010; (b) the Underwriting Agreement (other than the provisions that survive termination) shall terminate or be terminated, in each case, prior to payment for and delivery of the Underwritten Shares to be sold thereunder; or (c) if the Per Share Purchase Price is greater than $13.00. In the event that one of the Selling Stockholders terminates the Agreement as to itself, the Company and the non-terminating Selling Stockholder shallstill proceed to consummate the sale of the pro rata portion of the Shares held by the non-terminating Selling Stockholder hereunder. Upon termination of this Agreement pursuant to clauses (a), (b) or (c) of this Section 7.6, the parties as to which the Agreement has terminated shall have no liability to each other hereunder except for any breaches of such party's representations, warranties or covenants occurring prior to the date of such termination.

7.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex, facsimile  or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day. All communications shall be sent to the parties hereto at the respective addresses set forth below:

if to Stonington:	Stonington Capital Appreciation 1994 Fund, L.P
600 Madison Avenue
New York, NY 10022
Attention: Albert J. Fitzgibbons, III
Facsimile: (212) 339-8585

with a copy to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Eliza W. Swann, Esq.
Facsimile: (646) 848-8073

if to Obagi Trust:	The Zein and Samar Obagi Family Trust
270 North Canon Drive
Beverly Hills, CA 90210
Attention: Zein E. Obagi, M.D.
Facsimile: (310) 271-8120

with a copy to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
Attention: Matthew Close, Esq.
Facsimile: (213) 430-6407

if to the Company:	Obagi Medical Products, Inc.
3760 Kilroy Airport Way, Suite 500
Long Beach, CA 90806

Attention: Preston S. Romm
Facsimile: (562) 628-1008

with a copy to:	Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Kevin T. Collins, Esq.
Facsimile: (212) 355-3333

7.8    Severability.    If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.9    Titles and Subtitles.    The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

7.10   Interpretation. Reference in this Agreement to “beneficial ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.11    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

7.12    Consents.    Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7.13   Fees and Expenses. Each party hereto shall be solely responsible for the payment of the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except to the extent expressly set forth in this Agreement. Notwithstanding the foregoing and not in lieu of any other legal rights that one party may have against the other party, in the event that a party fails to perform its obligations pursuant to the terms of this Agreement at the Closing, such defaulting party shall be responsible for all reasonable out-of-pocket expenses incurred by the non-defaulting party in connection with this Agreement and the transactions contemplated hereby, including reasonable fees and expenses of one legal counsel and financial advisors to the non-defaulting party.

7.14    Further Assurances. Each party shall execute and deliver such additional instruments, documents or other writings as may be reasonably requested by the other party in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.15   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one instrument.

[Signature page follows]

        In Witness Whereof, the parties hereto have executed and delivered this Stock Purchase Agreement as of the date first set forth above.

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ ALBERT F. HUMMEL	By:	/s/ PRESTON S. ROMM
	Name: Albert F. Hummel		Name: Preston S. Romm
	Title: President		Title: CFO

STONINGTON CAPITAL APPRECIATION 1194 FUND, L.P.
By: Stonington Partners, L.P., its general partner
By: Stonington Partners, Inc. II, its general partner

By:	/s/ JOHN A. BARTHOLDSON
Name: John A. Bartholdson
Title: Partner

THE ZEIN AND SAMAR OBAGI TRUST

By:	/s/ SAMAR OBAGI
Name: Samar Obagi
Title: Trustee, Zein and Samar Obagi Trust